Exhibit 99.2

Tenet Announces Pricing of Private Offering of
Senior Notes

DALLAS — September 24, 2014 — Tenet Healthcare Corporation (NYSE: THC) established today the pricing for its previously announced private offering of senior notes maturing in 2019 (the “notes”).  A total of $500 million aggregate principal amount of notes, which will bear interest at a rate of 5.50% per annum, will be issued. The proceeds from the offering will be used for general corporate purposes, including the repayment of indebtedness and drawings under Tenet’s senior secured revolving credit facility, related transaction fees and expenses, and acquisitions.

The notes will be Tenet’s general unsecured senior obligations and will be subordinated to all of Tenet’s existing and future senior secured obligations to the extent of the value of the collateral securing Tenet’s senior secured obligations, and will be structurally subordinated to all obligations and liabilities of Tenet’s subsidiaries.

The notes being offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tenet

Tenet Healthcare Corporation is a national, diversified healthcare services company with more than 105,000 employees united around a common mission: to help people live happier, healthier lives. The company operates 80 hospitals, more than 190 outpatient centers, six health plans and Conifer Health Solutions, a leading provider of healthcare business process services in the areas of revenue cycle management, value-based care and patient communications. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates, as applicable.

# # #

Corporate Communications	Investor Relations
Steven Campanini	Thomas Rice
469-893-2640	469-893-6992
mediarelations@tenethealth.com	investorrelations@tenethealth.com

This release contains “forward-looking statements” — that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2013, and in our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The information contained in this release is as of the date hereof. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

Tenet uses its company website to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.